Exhibit 99.1

CORPORATE INVESTOR RELATIONS (206) 762-0993 www.willislease.com	CONTACT:	Robert M. Warwick, Chief Financial Officer (415) 331-5281 www.stockvalues.com

NEWS RELEASE

WILLIS LEASE FINANCE CORPORATION PRICES
3.2 MILLION SHARES OF PREFERRED STOCK AT $10.00 PER SHARE

SAUSALITO, CA – February 1, 2006–Willis Lease Finance Corporation (Nasdaq: WLFC), a leading lessor of commercial jet engines, today announced that it has priced a public offering of 3.2 million new shares of preferred stock priced at $10 per share. The 9% Series A Cumulative Redeemable Preferred Stock (Nasdaq: WLFCP) carries a monthly dividend of $0.075 per share, with a $10.00 liquidation preference per share. The offering is expected to close on February 7, 2006. The preferred shares were offered by the Company through lead underwriter Ferris, Baker Watts, Incorporated. The net proceeds of $30 million will be used to fund future growth in the engine portfolio and for general corporate purposes.

Willis Lease Finance Corporation leases spare commercial aircraft engines, parts, and aircraft to commercial airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers. These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

Copies of the final Prospectus may be obtained from the Lead Underwriter at the following address:

Ferris, Baker Watts, Inc.

Syndicate Department

250 West Pratt

Baltimore, MD 21202

Phone: 800-247-7223

Fax: 410-230-2268

This press release includes statements that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements with regard to the future performance of the Company, the expected closing date and the expected net proceeds. Words such as “will,” “expect,” and “may” or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans that are believed to be reasonable as of the date of this press release. Factors that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements include, among others, whether the Company satisfies all conditions to closing contained in the underwriting agreement with the underwriters and those factors listed under the caption “Risk factors” of the Company’s Form 10-K/A for the Fiscal Year Ended December 31, 2004. The Company undertakes no obligation to publicly update or revise any forwardlooking statements, whether as a result of new information, future events or otherwise.

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Note: Transmitted on Business Wire at 4:30 a.m. PST, February 1, 2006